Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453

Repligen Appoints Carrie Eglinton Manner to Board of Directors

WALTHAM, MA – June 15, 2020 – Repligen Corporation (NASDAQ:RGEN) today announced the appointment of healthcare industry executive Carrie Eglinton Manner to its Board of Directors. Ms. Eglinton Manner brings to the director role over 23 years of leadership experience across multiple disciplines. She currently serves as Senior Vice President, Advanced Diagnostics at Quest Diagnostics (NYSE:DGX), the world’s leading provider of diagnostic information services, which she joined in 2017. Prior to Quest, Ms. Eglinton Manner held various roles of increasing scope and responsibility over a period of 20 years at GE Healthcare (NYSE:GE). From 2009 through 2016, she served as President & CEO of four distinct GE Healthcare global businesses in the areas of diagnostic imaging, lab services and medical devices, ranging in size from approximately $150 million to $3 billion in revenue.

“We are truly pleased to welcome Carrie as a director to our Board,” said Karen A. Dawes, Chairperson of the Board of Directors for Repligen. “Her industry knowledge, leadership, and strategic business acumen will be of great value to the Company and its plans for continued success. Carrie has a proven track record of building businesses and leading rapidly growing companies. She is an ideal addition to our Board.”

Tony J. Hunt, President and Chief Executive Officer said, “Carrie’s leadership skills are supported by a depth of disciplinary experience, from early sales and marketing roles at GE Healthcare to divisional GM and CEO roles entailing acquisition integration, global market creation, operations excellence, quality and process improvement. Her history of delivering on business expansion and profitability will be valuable as we continue to execute on our innovation-based growth strategy.”

In her role at Quest Diagnostics, Ms. Eglinton Manner is responsible for growing the company’s nearly $2 billion genetic and molecular diagnostics portfolio. Under her leadership, the advanced diagnostics portfolio has grown revenue and margin through innovation in specialty genetic offerings and services, productivity programs, key strategic alliances, and acquisitions. At GE Healthcare, Ms. Eglinton Manner also led improvements in financial performance and expanded the industry presence as President and CEO of Maternal Infant Care, Clarient Diagnostic Services, Inc., Surgery, and Detection & Guidance Solutions. In

addition to joining the Repligen board, Ms. Eglinton Manner serves as board director for the not-for-profit Thrive Networks, where she retains a personal and professional commitment to advancing women and transforming health in underserved communities with reliable sanitation, water, and education. Ms. Eglinton Manner holds a Bachelor of Science degree in Mechanical Engineering from the University of Notre Dame.

About Repligen Corporation

Repligen Corporation is a global life sciences company that develops and commercializes highly innovative bioprocessing technologies and systems that increase efficiencies in the process of manufacturing biological drugs. We are inspiring advances in bioprocessing for the customers we serve; primarily biopharmaceutical drug developers and contract development and manufacturing organizations (CDMOs) worldwide. Our corporate headquarters are located in Waltham, MA (USA), and we have additional administrative and manufacturing operations in Marlborough, MA; Bridgewater, NJ; Rancho Dominguez, CA; Lund, Sweden; Breda, The Netherlands and Ravensburg, Germany.

This press release may contain forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that statements in this press release which are not strictly historical statements including, without limitation, statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including risks discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update any forward-looking statements, except as required by law.

Repligen Contact:

Sondra S. Newman

Global Head of Investor Relations

(781) 419-1881

investors@repligen.com

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